UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 31, 2009

CRESCENT BANKING COMPANY

(Exact name of registrant as specified in its charter)

Georgia	0-20251	58-1968323
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Caring Way, Jasper, Georgia	30143
(Address of principal executive offices)	(Zip Code)

(678) 454-2266

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01.	Other Events.

On January 29, 2009, Crescent Banking Company (the “Company”) entered into a Purchase Agreement (including the exhibits, appendices, schedules thereto, and ancillary agreements contemplated therein, the “Purchase Agreement”) with the several purchasers named therein (the “Purchasers”), pursuant to which the Purchasers agreed to purchase from the Company, subject to the satisfaction of certain conditions described in the Purchase Agreement, an aggregate of approximately $27.2 million (the “Purchase Price”) of a newly authorized class of convertible preferred stock. Pursuant to the Purchase Agreement, the Purchase Price has been held in escrow pending the satisfaction or waiver of a number of conditions set forth in the Purchase Agreement, including, without limitation, that the U.S. Department of the Treasury approve the Company’s application to participate in the Capital Purchase Program administered under the Troubled Asset Relief Program. On March 3, 2009, the Company voluntarily withdrew its application to participate in the Capital Purchase Program and this condition was not waived by the Purchasers.

On March 31, 2009, the Company and the Purchasers mutually agreed to terminate the Purchase Agreement pursuant to Section 7(a)(i) of the Purchase Agreement, and to return the Purchase Price to the Purchasers in accordance with the terms of the Escrow Agreement, dated as of January 29, 2009, by and among the Company and the Purchasers. The Company currently is considering a variety of strategic alternatives, including, without limitation, restructuring the private placement of convertible preferred stock described above, but presently cannot provide any assurance that it will be able to consummate any such alternative strategic transaction(s).

The Purchase Agreement previously was filed by the Company as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 4, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRESCENT BANKING COMPANY

By:	/s/ J. Donald Boggus, Jr.
J. Donald Boggus, Jr.
President and Chief Executive Officer

Date: March 31, 2009